Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2023 Results

and Raises Full-Year Outlook

•	Revenues of $1,313 million increased 3% sequentially and 17% year-over-year, driven by international revenue growth of 3% sequentially and 27% year-over-year

•	Operating income of $218 million increased 8% sequentially and 80% year-over-year

•	Net income of $123 million increased 50% sequentially and 339% year-over-year; net income margin of 9.4%

•	Adjusted EBITDA* of $305 million increased 5% sequentially and 43% year-over-year; adjusted EBITDA margin* of 23.2%, highest in over 14 years

•	Cash provided by operating activities of $172 million and adjusted free cash flow* of $137 million

•	Debt repayments of $147 million on 6.50% Senior Secured Notes comprised of $72 million in the third quarter of 2023, and an additional $75 million in October 2023

•	Announced $550 million credit facility with $300 million borrowing capacity and five-year maturity

•	Launched ForeSite® ReGenX-i, the energy industry’s first regenerative variable-speed drive for rod-lift systems, harnessing untapped energy through recycling otherwise wasted power, and reducing emissions

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, October 24, 2023 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2023.

Revenues for the third quarter of 2023 were $1,313 million, an increase of 3% sequentially and 17% year-over-year. Operating income was $218 million in the third quarter of 2023, compared to $201 million in the second quarter of 2023 and $121 million in the third quarter of 2022. Net income in the third quarter of 2023 was $123 million, an increase of 50% or 293 basis points sequentially, and an increase of 339% or 687 basis points year-over-year. Adjusted EBITDA* was $305 million, an increase of 5% or 39 basis points sequentially, and an increase of 43% or 412 basis points year-over-year. Basic income per share was $1.70, compared to $1.14 in the second quarter of 2023 and $0.39 in the third quarter of 2022.

Third quarter 2023 cash flows provided by operations were $172 million, compared to $201 million in the second quarter of 2023 and $160 million in the third quarter of 2022. Adjusted free cash flow* was $137 million, a decrease of $35 million sequentially and an increase of $4 million year-over-year. Capital expenditures were $42 million in the third quarter of 2023, compared to $36 million in the second quarter of 2023 and $39 million in the third quarter of 2022.

Girish Saligram, President and Chief Executive Officer, commented, “I am grateful to the One Weatherford team for their commitment to our strategic priorities. The result of this commitment is manifested in another quarter of top line growth, margin expansion, and free cash flow generation, with adjusted EBITDA margins setting another record. Our operating performance has enabled a very significant step forward on our capital structure with the announcement of our $550 million credit facility, which significantly enhances liquidity and balance sheet flexibility.

The first three quarters of 2023 are a springboard to close the year with strong momentum, as we expect revenues to continue to grow in the fourth quarter and we now expect full year adjusted EBITDA margins to expand over 400 basis points year-over-year, with adjusted free cash flow over $450 million.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights

•	Chevron Angola awarded Weatherford a two-year contract for conventional Tubular Running Services for its offshore deepwater operations.

•	Pertamina Hulu Rokan in Indonesia awarded Weatherford a five-year Digital Solutions contract to provide Integrated Well Monitoring Services using its industry-leading Foresite® Edge Solution.

•	Aramco awarded Weatherford a three-year contract for the supply and maintenance of Drilling and Fishing jars, in addition to a two-year contract extension for comprehensive Intervention Services.

•	Qatar Energy awarded Weatherford a five-year contract by to provide Liner Hanger systems for its onshore and offshore wells.

•	Ecopetrol awarded Weatherford a two-year contract to provide integrated products and services, including Artificial Lift, Completions, Drilling Tools & Intervention Services.

•	KCA Deutag awarded Weatherford a one-year contract to provide Managed Pressure Drilling systems and services in Norway.

Technology Highlights

•	Drilling and Evaluation:

◦	Deployed WEL-Core™ Stabilizer Lost Circulation Material in oil-based drilling fluid using an engineered approach that reduces downhole losses and enhances drilling efficiencies.

◦	Deployed new high-performance shale and clay inhibitor WEL-Hib[x], designed to improve drilling efficiencies by mitigating the negative impact of drilling fluids on formations.

•	Well Construction and Completions:

◦	Deployed new V3 POST (Pack Off Stage Tool), featuring an upgraded sealing technology to enhance well bore integrity for the life of the well.

◦	Deployed the first combination of 16" Two Stage Cementing tool and Annulus Casing Packer in a Geothermal application for the Eavor-LoopTM in Germany.

•	Production and Intervention:

◦	Launched ForeSite® ReGenX system with two variants, ReGenX-o and ReGenX-i. ForeSite® ReGenX-i is the energy industry’s first regenerative variable-speed drive for rod-lift systems, that harnesses untapped energy through recycling otherwise wasted power and reducing emissions.

◦	Successfully deployed new AlphaV single trip cased hole exit system, complemented with Accuview® software, in the North Sea for Equinor, eliminating the need for a dedicated well bore preparation run while improving operational efficiency through enhanced remote monitoring capabilities.

Liquidity

We closed the third quarter 2023 with total cash of approximately $946 million as of September 30, 2023, up $24 million sequentially. In the third quarter 2023, we repurchased $72 million of our 6.5% Senior Secured Notes (“Secured Notes”) and an additional $75 million in October 2023. The principal remaining on our Secured Notes was approximately $324 million as of September 30, 2023 and $249 million as of the date of this release. In October, we further amended our credit agreement to allow for an increase in total commitment amount to $550 million consisting of $250 million for performance letters of credit and $300 million for either borrowings or additional performance or financial letters of credit and extending maturity to five years after closing subject to certain conditions.

Net cash provided by operating activities during the third quarter 2023 was $172 million, down $29 million sequentially, and up $12 million year-over-year. Adjusted free cash flow* of $137 million was down $35 million sequentially and slightly higher than the third quarter 2022 adjusted free cash flow* of $133 million. The sequential decrease was driven mainly by a decrease in collections.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Results by Reportable Segment

Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	Seq.		YoY
Revenues:
DRE Revenues	$388	$394	$348	(2)%		11%
DRE Segment Adjusted EBITDA	$111	$106	$85	5%		31%
DRE Segment Adjusted EBITDA Margin	28.6%	26.9%	24.4%	170	bps	418	bps

Third quarter 2023 DRE revenues of $388 million decreased by $6 million, or 2% sequentially, primarily due to lower activity for drilling-related services partially offset by increased activity in Latin America. Year-over-year, DRE revenues increased by $40 million, or 11% year-over-year, mainly due to increased activity for drilling-related services internationally partially offset by lower activity in North America.

Third quarter 2023 DRE segment adjusted EBITDA of $111 million increased by $5 million, or 5% sequentially, primarily due to a change in mix in managed pressure drilling and wireline. Year-over-year, DRE segment adjusted EBITDA increased by $26 million, or 31%, primarily due to an increase in drilling services and wireline activity.

Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	Seq.		YoY
Revenues:
WCC Revenues	$459	$440	$391	4%		17%
WCC Segment Adjusted EBITDA	$119	$109	$78	9%		53%
WCC Segment Adjusted EBITDA Margin	25.9%	24.8%	19.9%	115	bps	598	bps

Third quarter 2023 WCC revenues of $459 million increased by $19 million, or 4% sequentially, mainly due to higher activity in Middle East/North Africa/Asia regions. Higher liner hangers and cementation products activity was partially offset by lower completions activity primarily in Latin America. Year-over-year, WCC revenues increased by $68 million, or 17%, primarily due to increased activity across all product lines driven by higher international activity.

Third quarter 2023 WCC segment adjusted EBITDA of $119 million increased by $10 million, or 9% sequentially, mainly due to higher cementation products and liner hanger activity. Year-over-year, WCC segment adjusted EBITDA increased by $41 million, or 53%, primarily due to higher fall through from increased activity.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	Seq.		YoY
Revenues:
PRI Revenues	$371	$366	$357	1%		4%
PRI Segment Adjusted EBITDA	$86	$81	$66	6%		30%
PRI Segment Adjusted EBITDA Margin	23.2%	22.1%	18.5%	105	bps	469	bps

Third quarter 2023 PRI revenues of $371 million increased by $5 million, or 1% sequentially, primarily due to higher international pressure pumping activity partially offset by lower intervention services and artificial lift activity in Latin America. Year-over-year, PRI revenues increased by $14 million, or 4%, primarily due to higher international pressure pumping activity, partially offset by decreased activity in artificial lift.

Third quarter 2023 PRI segment adjusted EBITDA of $86 million, increased by $5 million, or 6% sequentially, primarily due to higher fall through for international pressure pumping and artificial lift activity primarily in North America. Year-over-year, PRI segment adjusted EBITDA increased by $20 million, or 30%, primarily due to the impact from increased international pressure pumping activity and higher margins in artificial lift.

Revenues by Geography

	Three Months Ended			Variance
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	Seq.	YoY
Revenues by Geographic Areas:
North America	$269	$265	$297	2%	(9)%

International	$1,044	$1,009	$823	3%	27%
Latin America	357	371	280	(4)%	28%
Middle East/North Africa/Asia	471	421	354	12%	33%
Europe/Sub-Sahara Africa/Russia	216	217	189	—%	14%
Total Revenues	$1,313	$1,274	$1,120	3%	17%

North America

Third quarter 2023, North America revenues of $269 million increased by $4 million, or 2% sequentially, primarily due to increased activity in Canada due to seasonality partially offsetting softer activity in the United States. Year-over-year, North America revenue decreased by $28 million, or 9%, mainly due to the slowdown in overall drilling and completions activity and a selective focus on higher margin work.

International

Third quarter 2023 International revenues of $1,044 million increased 3% sequentially and 27% year over year.

Third quarter 2023 Latin America revenues of $357 million decreased by $14 million, or 4% sequentially, mainly due to lower completions activity due to timing of certain product deliveries in Brazil and lower activity in our PRI segment in Argentina, partially offset by higher activity in our DRE segment in Mexico and Brazil. Year-over-year, Latin America revenue increased by $77 million, or 28%, primarily due to higher activity in all our segments.

Third quarter 2023 Middle East/North Africa/Asia revenues of $471 million increased by $50 million, or 12% sequentially, primarily driven by higher WCC, PRI, and integrated services and projects revenue, with notable increase in activity in Saudi Arabia. Year-over-year, Middle East/North Africa/Asia revenue increased by $117 million, or 33%, primarily due to higher activity in all segments and an increase in integrated services and projects revenue.

Third quarter 2023 Europe/Sub-Sahara Africa/Russia revenues of $216 million decreased by $1 million, or essentially flat sequentially, mainly due to lower activity in DRE partially offset by higher PRI activity. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue increased by $27 million, or 14%, primarily due to increased completions, managed pressure drilling, and drilling services activity.

About Weatherford

Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and has approximately 18,000 team members representing more than 110 nationalities and 335 operating locations. Visit weatherford.com for more information and connect with us on social media.

Conference Call Details

Weatherford will host a conference call on Wednesday, October 25, 2023, to discuss the Company’s results for the third quarter ended September 30, 2023. The conference call will begin at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.

Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.

A telephonic replay of the conference call will be available until November 8, 2023, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 4193933. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

###

Contacts

For Investors:

Mohammed Topiwala

Vice President, Investor Relations and M&A

+1 713-836-7777

investor.relations@weatherford.com

For Media:

Kelley Hughes

Senior Director, Communications & Employee Engagement

+1 713-836-4193

media@weatherford.com

Forward-Looking Statements

This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, adjusted EBITDA*, adjusted free cash flow*, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, based on factors including but not limited to: global political disturbances, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.

These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc

Selected Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Per Share Amounts)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues:
DRE Revenues	$388	$394	$348	$1,154	$957
WCC Revenues	459	440	391	1,320	1,118
PRI Revenues	371	366	357	1,086	988
All Other	95	74	24	213	59
Total Revenues	1,313	1,274	1,120	3,773	3,122

Operating Income:
DRE Segment Adjusted EBITDA[1]	$111	$106	$85	$325	$213
WCC Segment Adjusted EBITDA[1]	119	109	78	324	212
PRI Segment Adjusted EBITDA[1]	86	81	66	235	173
All Other [2]	7	9	3	25	5
Corporate [2]	(18)	(14)	(18)	(44)	(52)
Depreciation and Amortization	(83)	(81)	(88)	(244)	(265)
Share-Based Compensation	(9)	(8)	(5)	(26)	(18)
Other (Charges) Credits	5	(1)	—	9	(25)
Operating Income	218	201	121	604	243

Other Income (Expense):
Interest Expense, Net of Interest Income of $15, $16, $8, $47 and $19	(30)	(31)	(44)	(92)	(140)
Loss on Blue Chip Swap Securities	—	(57)	—	(57)	—
Other Expense, Net	(24)	(39)	(14)	(98)	(62)
Income Before Income Taxes	164	74	63	357	41
Income Tax Benefit (Provision)	(33)	16	(26)	(55)	(66)
Net Income (Loss)	131	90	37	302	(25)
Net Income Attributable to Noncontrolling Interests	8	8	9	25	21
Net Income (Loss) Attributable to Weatherford	$123	$82	$28	$277	$(46)

Basic Income (Loss) Per Share	$1.70	$1.14	$0.39	$3.85	$(0.65)
Basic Weighted Average Shares Outstanding	72	72	71	72	71

Diluted Income (Loss) Per Share	$1.66	$1.12	$0.39	$3.76	$(0.65)
Diluted Weighted Average Shares Outstanding	74	73	72	74	71

[1]	Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.

[2]	All Other includes business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting. The improvement in All Other in 2023 was primarily driven by improved results in integrated services and projects.

Weatherford International plc

Selected Balance Sheet Data (Unaudited)

($ in Millions)	September 30, 2023	December 31, 2022
Assets:
Cash and Cash Equivalents	$839	$910
Restricted Cash	107	202
Accounts Receivable, Net	1,261	989
Inventories, Net	776	689
Property, Plant and Equipment, Net	922	918
Intangibles, Net	404	506

Liabilities:
Accounts Payable	620	460
Accrued Salaries and Benefits	339	367
Current Portion of Long-term Debt	91	45
Long-term Debt	1,864	2,203

Shareholders’ Equity:
Total Shareholders’ Equity	763	551

Weatherford International plc

Selected Cash Flows Information (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Cash Flows From Operating Activities:
Net Income (Loss)	$131	$90	$37	$302	$(25)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Depreciation and Amortization	83	81	88	244	265
Loss on Blue Chip Swap Securities	—	57	—	57	—
Asset Write-downs and Other Charges	—	—	—	—	6
Inventory Charges	—	—	6	11	30
Gain on Disposition of Assets and Business	(4)	(2)	(8)	(11)	(22)
Deferred Income Tax Provision (Benefit)	(14)	(71)	18	(67)	24
Share-Based Compensation	9	8	5	26	18
Changes in Operating Assets and Liabilities, Net:
Accounts Receivable	(197)	13	(17)	(280)	(103)
Inventories	(28)	(30)	(28)	(103)	(99)
Accounts Payable	105	4	(13)	173	49
Other Assets and Liabilities, Net	87	51	72	105	13
Net Cash Provided By Operating Activities	172	201	160	457	156

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(42)	(36)	(39)	(142)	(83)
Proceeds from Disposition of Assets	7	7	12	21	55
Purchases of Blue Chip Swap Securities	—	(110)	—	(110)	—
Proceeds from Sales of Blue Chip Swap Securities	—	53	—	53	—
Proceeds (Payments) for Other Investing Activities	(1)	28	(2)	20	6
Net Cash Used In Investing Activities	(36)	(58)	(29)	(158)	(22)

Cash Flows From Financing Activities:
Repayments and Repurchases of Long-term Debt	(76)	(164)	(55)	(306)	(62)
Tax Remittance on Equity Awards Vested	—	(2)	—	(54)	(3)
Payments for Other Financing Activities	(15)	(4)	(9)	(28)	(24)
Net Cash Used In Financing Activities	$(91)	$(170)	$(64)	$(388)	$(89)

Weatherford International plc

Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* (formerly titled as Free Cash Flow) - Adjusted free cash flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc

GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

($ in Millions, Except Margin in Percentages)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues	$1,313	$1,274	$1,120	$3,773	$3,122
Net Income (Loss) Attributable to Weatherford	$123	$82	$28	$277	$(46)
Net Income (Loss) Margin	9.4%	6.4%	2.5%	7.3%	(1.5)%
Adjusted EBITDA*	$305	$291	$214	$865	$551
Adjusted EBITDA Margin*	23.2%	22.8%	19.1%	22.9%	17.6%

Net Income (Loss) Attributable to Weatherford	$123	$82	$28	$277	$(46)
Net Income Attributable to Noncontrolling Interests	8	8	9	25	21
Income Tax Provision (Benefit)	33	(16)	26	55	66
Interest Expense, Net of Interest Income of $15, $16, $8, $47 and $19	30	31	44	92	140
Loss on Blue Chip Swap Securities	—	57	—	57	—
Other Expense, Net	24	39	14	98	62
Operating Income	218	201	121	604	243
Depreciation and Amortization	83	81	88	244	265
Other Charges (Credits)	(5)	1	—	(9)	25
Share-Based Compensation	9	8	5	26	18
Adjusted EBITDA*	$305	$291	$214	$865	$551

Net Cash Provided By Operating Activities	$172	$201	$160	$457	$156
Capital Expenditures for Property, Plant and Equipment	(42)	(36)	(39)	(142)	(83)
Proceeds from Disposition of Assets	7	7	12	21	55
Adjusted Free Cash Flow*	$137	$172	$133	$336	$128

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined